Exhibit 10.28

FORM OF FIRST AMENDMENT TO RETENTION AGREEMENT

This Form of First Amendment to Retention Agreement (the “Amendment”) is made effective as of May 8, 2009, by and between Marchex, Inc., a Delaware corporation (the “Company”), and                      (“Executive”), in order to amend the Retention Agreement entered into between the Company and Executive effective as of October 2, 2006 (the “Retention Agreement”).

WHEREAS, the parties desire to enter into this Amendment to confirm the parties’ understanding of the intent of Section 1 of the Retention Agreement and to otherwise bring the provisions of the Retention Agreement into documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations issued thereunder (“Section 409A”).

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Section 1 of the Retention Agreement is amended in its entirety to read as follows:

1. Payment Upon a Change of Control. In the event of a Change of Control (as defined below) and provided that Executive remains employed by the Company until the date of the Change of Control, the Company shall, within thirty (30) days of such Change of Control or such later date as is required by Section 409A(a)(2)(B)(i) of the Code, make a lump sum cash payment to Executive equal to two (2) times the product of the Executive’s Annual Salary (as defined below) plus the greater of the aggregate amount of any bonuses paid to or earned by the Executive with respect to the Company’s immediately prior fiscal year or such Executive’s pro rata portion of the aggregate bonus pool under the Company’s Annual Incentive Plan (the “Plan”) for the then current fiscal year assuming achievement under the Plan of the maximum performance targets for such fiscal year.

2. Section 3(a) of the Retention Agreement is amended in its entirety to read as follows:

(a) “Annual Salary” shall mean Executive’s annualized base salary (including Executive’s monthly car allowance, if any) in effect immediately prior to the date of the Change of Control.

3. Section 4 of the Retention Agreement is amended by adding at the end thereof the following:

The Company shall pay the Gross-Up Payment to Executive no later than the last day of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax.

4. Section 6 of the Retention Agreement is amended by adding at the end thereof the following:

Except as otherwise permitted by Section 409A, any reimbursement to which Executive is entitled pursuant to this Section 6 shall (a) be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (b) not be affected by the amount of expenses eligible for reimbursement in any other taxable year, and (c) not be subject to liquidation or exchange for another benefit.

5. A new Section 15 is added to the Retention Agreement to read as follows:

15. Separation from Service; Delay in Payment to Specified Employee. Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, if Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section 15, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

6. A new Section 16 is added to the Retention Agreement to read as follows:

16. Compliance with Section 409A. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the responsibility of the Company to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

7. Except as set forth herein, all other terms and conditions of the Retention Agreement will remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as a sealed instrument as of the day and year first above written.

MARCHEX, INC.

By:
Name:
Title:

EXECUTIVE:

Name:

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